EXHIBIT 19.2

McCartney Engineering, LLC
Consulting Petroleum Engineers
---------------------------------------------------------------------------
1888 Sherman Street, Suite 760 Denver, CO 80203 (303)830-7208 Fax(303)830-7004


December 7, 1999

Mr. Dan Dalke
American Warrior, Inc.
P.O. Box 399
Garden City, Kansas  67846

Re:  Winco Petroleum Corporation Property Evaluation

Dear Mr. Dalke:

Pursuant to your request, we have estimated the remaining reserves and future net revenue for certain developed oil properties owned by Winco Petroleum Corporation in Kansas and Wyoming. The effective date of this study is September 30, 1999. Results are summarized below:

                      Net Remaining Reserve        Estimated Future Net Revenue
                    As Of September 30, 1999                      Discounted at
Reserve Category           Oil (BBL)        Undiscounted             10 Percent
----------------           ---------        ------------             ----------
Proved Producing           124,241           $  1,061,688           $   627,820

Table #1 is a tabulation by lease of the working and net revenue interests, gross and net reserves, and projected discounted net revenues of the individual leases. Table #2 is a cash flow summary reflecting the estimated remaining reserves and revenue of the Winco Petroleum Corporation properties. Also included in the report are cash flow projections and performance curves for the individual leases.

Source of Data
--------------

Lease names, locations, and performance history was supplied by Winco Petroleum Corporation for use in this study. Working interests and net revenue interests were supplied by Winco personnel, as were historic oil prices and lease operating expenses. This data was accepted by McCartney Engineering, LLC as presented. McCartney Engineering, LLC reserves the right to revise the associated reserve and economic projections if future information indicates discrepancies in the data provided. No independent well tests or property inspections were made in conjunction with this study.

Mr. Dan Dalke
December 7, 1999
Page 2

Reserve Category
----------------

The reserves included in this report are classified in the proved developed
producing category.   Proved developed producing reserves are those which
are expected to be recovered through existing wells with existing equipment and operating methods from existing completion intervals now open for production.

Method of Assigning Reserves
----------------------------

Reserves were determined through the application of industry accepted methods. Since sufficient production history was available, remaining reserves were estimated from an extrapolation of past performance.

Oil and Gas Prices
------------------

At your request, future oil prices of $21.00/BBL were used for all properties. No increases or decreases in future oil prices were considered in these cash flow projections.

Expenses
--------

The estimated future operating costs were based on historic expense data supplied by Winco Petroleum Corporation. No provisions were made for increases or decreases in future operating expenses. Applicable severance, ad valorem and production taxes were considered in the cash flow projections. No deductions were made for general or corporate overhead, depletion, depreciation, or any other indirect costs. The estimated net income is before state and federal income tax and does not consider any encumbrances against the properties, if such exist. Plugging and restoration expenses have not been included in this evaluation since they are expected to be offset by salvageable equipment.

General
-------

The accuracy of any reserve estimate, especially when based on volumetric analysis or limited production history, is a function of available data and of engineering and geological interpretation and judgment. While the reserve estimates used herein are believed reasonable, they should be accepted with the understanding that subsequent reservoir performance, changes in pricing structure, or market demand may justify their revision. Reserve estimates based on volumetric analysis and reserves assigned to behind pipe intervals are inherently less reliable than those based on a lengthy production history.

In our opinion, the above reserve and revenue estimates fairly and approximately present the proved producing reserves of Winco Petroleum Corporation with respect to definitions,

Mr. Dan Dalke
December 7, 1999
Page 3

assumptions, and methodology described above.

We appreciate the opportunity to provide you with this study. All related data is in our file and is available for your review.

Very truly yours,
McCartney Engineering, LLC.


/s/ JACK A. MCCARTNEY
Jack A. McCartney
Manager

McCartney Engineering, LLC
Consulting Petroleum Engineers
--------------------------------------------------------------------------
1888 Sherman Street, Suite 760 Denver, CO 80203 (303)830-7208 Fax(303)830-7004


January 17, 2001


Mr. Dan Dalke
Winco Petroleum Corporation
P. O. Box 399
Garden City, Kansas


Dear Mr. Dalke:

At your request of in behalf of Winco Petroleum Corporation (Winco) we are providing the following confirmation of the methodology used by McCartney Engineering, LLC and the relationship with Winco the work was accomplished under. This pertains to the analysis of Winco reserves as of September 30, 1999, which was transmitted to Winco Petroleum under cover of letter dated December 7, 1999.

I.   We confirm the following;

     A) I, Jack A. McCartney, am a Registered Professional Engineer in the State of Colorado. My license number is 14618. I have practiced as an independent qualified reserve estimator for over 23 years.

     B) There are no financial relationships between me or our firm and Winco including investments in the Company's securities, indebtedness to or from the Company and participation in joint venture operations in which the Company is also a participant.

     C) There have been no limitations and/or restrictions placed upon me by officials of Winco Petroleum in my evaluation of the Winco Petroleum estimated reserves and the preparation of our reports thereon.

     D) There has been no information obtained by me subsequent to September 30, 1999 that would have a material effect on the various amounts and classifications of reserves reported as of September 30, 1999.

     E) Our compensation is not contingent in whole or in part on the results of our report.

Mr. Dan Dalke
January 17, 2001
Page 2

     F) There were no outstanding fees owed to our firm by Winco as of September 30, 1999.

     G) There were no services performed by our firm for Winco during the past year other than an independent evaluation of reserves.

II. In order to comply with recent Securities and Exchange Commission releases (Accounting Series Release Number 253, 257, 258, 269, and
     270), the following criteria were met.

     A) A ten percent discount rate was used to derive the present worth of revenues and costs.

     B) Prices used to determine revenues were the latest prices received for the minerals and were not escalated for an inflation factor.

     C) Costs are not escalated for an inflation factor and are determined on current amounts.

     D) Estimated future costs include anticipated development and restoration costs (if material).

III. This completed statement is transmitted to Winco Petroleum Corporation per the instructions of Mr. Dan Dalke of Winco along with a copy of our December 7, 1999 report letter and cash flow summaries.



Yours truly,
McCartney Engineering, LLC


/s/ JACK A MCCARTNEY
Jack A. McCartney
Manager

                                                          TABLE #1

                                                  WINCO PETROLEUM CORPORATION

                                         INDIVIDUAL WELL DISCOUNTED CASH FLOW SUMMARY
                                                   AS OF SEPTEMBER 30, 1999


CATEGORY, STATE, FIELD NAME,                    WORKING     REVENUE   GROSS OIL  GROSS GAS    NET OIL    NET GAS    DISCOUNTED
AND LEASE NAME                                  INTEREST    INTEREST    (BBL)      (MCF)       (BBL)      (MCF)    REVENUE @ 10%
-------------------------------------------    ---------   ---------  ---------  ---------   ---------  ---------  -------------
PROVED PRODUCING RESERVES

 KANSAS

  ALDRICH FIELD
   EVERETT #1                                  1.0000000   0.8203130      50560           0      41476          0    $    207840
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - ALDRICH FIELD                                                   50560           0      41476          0    $    207840


  BEAVER FIELD
   HOFMEISTER A                                1.0000000   0.8500000      18654           0      15856          0    $     82896
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - BEAVER FIELD                                                    18654           0      15856          0    $     82896


  DISTRICT 57 NORTH FIELD
   ERBERT #1                                   0.9375000   0.7500000       9440           0       7083          0    $     33686
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - DISTRICT 57 NORTH FIELD                                          9440           0       7083          0    $     33686


  GORHAM FIELD
   COADY                                       1.0000000   0.8750000      12143           0      10626          0    $     41958
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - GORHAM FIELD                                                    12143           0      10626          0    $     41958


  HALL-GURNEY FIELD
   HOLL                                        1.0000000   0.8750000       8361           0       7316          0    $     21433
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - HALL-GURNEY FIELD                                                8361           0       7316          0    $     21433


  LAKIN NW FIELD
   GANO #1-17                                  1.0000000   0.6891400       3953           0       2724          0    $      2372
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - LAKIN NW FIELD                                                   3953           0       2724          0    $      2372

<CATPION>
                                                       TABLE #1 (CONT'D)

CATEGORY, STATE, FIELD NAME,                    WORKING     REVENUE   GROSS OIL  GROSS GAS    NET OIL    NET GAS    DISCOUNTED
AND LEASE NAME                                  INTEREST    INTEREST    (BBL)      (MCF)       (BBL)      (MCF)    REVENUE @ 10%
-------------------------------------------    ---------   ---------  ---------  ---------   ---------  ---------  -------------
 TRAPP FIELD
   MICHEL A                                    1.0000000   0.7500000      10603           0       7955          0    $     46557
   GAGE A                                      1.0000000   0.8000000      16583           0      13267          0    $     75048
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - TRAPP FIELD                                                     27186           0      21222          0    $    121605

 TOTAL - KANSAS                                                          130297           0     106303          0    $    511790


 WYOMING

  MIKES DRAW FIELD
   MADSEN #12-9                                0.5113220   0.4092770      43824           0      17938          0    $    116030
                                                                      ---------  ----------  ---------  ---------    -----------
  TOTAL - MIKES DRAW FIELD                                                43824           0      17938          0    $    116030

 TOTAL - WYOMING                                                          43824           0      17938          0    $    116030

TOTAL - PROVED PRODUCING RESERVES                                        174121           0     124241          0    $    627820

 TABLE #2

 WINCO PETROLEUM CORPORATION
 SUMMARY
 AS OF SEPTEMBER 30, 1999
 PROVED PRODUCING RESERVES


        GROSS    GROSS OIL  GROSS GAS   NET OIL    NET GAS  OIL PRICE  OIL SALES  GAS PRICE GAS SALES
YEAR    WELLS      (BBL)      (MCF)      (BBL)      (MCF)    ($/BBL)      ($)      ($/MCF)     ($)
----   -------   ---------  ---------   -------    -------  ---------  ---------  --------- ---------
   1    19.00       18117          0     12941           0     21.00     271761      0.000          0
   2    19.00       15710          0     11260           0     21.00     236460      0.000          0
   3    18.00       13547          0      9757           0     21.00     204897      0.000          0
   4    18.00       12739          0      9190           0     21.00     192990      0.000          0
   5    18.00       11981          0      8656           0     21.00     181776      0.000          0
   6    18.00       11265          0      8152           0     21.00     171192      0.000          0
   7    18.00        9893          0      7067           0     21.00     148407      0.000          0
   8    14.00        8970          0      6364           0     21.00     133644      0.000          0
   9    14.00        8441          0      6000           0     21.00     126000      0.000          0
  10    14.00        7559          0      5322           0     21.00     111762      0.000          0
  11     7.00        6035          0      4145           0     21.00      87045      0.000          0
  12     6.00        5644          0      3882           0     21.00      81522      0.000          0
  13     6.00        5320          0      3667           0     21.00      77007      0.000          0
  14     6.00        5017          0      3470           0     21.00      72870      0.000          0
  15+    6.00       33883          0     24368           0     21.00     511728      0.000          0
                ---------  ---------  ---------  ---------  --------   --------    -------- ---------
                   174121          0    124241           0     21.00    2609061      0.000          0


        TOTAL    OPERATING  PRODUCTION  SECTION 29   OTHER      NET      CUM NET  DISC P.W.   CUM P.W.
YEAR  SALES ($)    COSTS      TAXES    TAX CREDITS  EXPENSE   REVENUE    REVENUE   AT 10.0%   AT 10.0%
----  ---------  ---------  ---------- -----------  -------   -------    -------  ---------   --------
   1    271761     119263      22074         0           0    130424     130424     124356     124356
   2    236460     102463      19308         0           0    114689     245113      99411     223767
   3    204897      85663      16831         0           0    102403     347516      80692     304459
   4    192990      85663      15835         0           0     91492     439008      65542     370001
   5    181776      85663      14901         0           0     81212     520220      52887     422888
   6    171192      85663      14017         0           0     71512     591732      42337     465225
   7    148407      73423      12224         0           0     62760     654492      33778     499003
   8    133644      67303      11043         0           0     55298     709790      27055     526058
   9    126000      67303      10398         0           0     48299     758089      21484     547542
  10    111762      60715       9261         0           0     41786     799875      16897     564439
  11     87045      43037       7346         0           0     36662     836537      13476     577915
  12     81522      42269       6875         0           0     32378     868915      10821     588736
  13     77007      42269       6482         0           0     28256     897171       8584     597320
  14     72870      42269       6123         0           0     24478     921649       6762     604082
  15+   511728     329885      41804         0           0    140039    1061688      23738     627820
      ---------  --------   --------  ---------   --------  --------   --------  ---------   --------
       2609061    1332851     214522         0           0   1061688    1061688     627820     627820

 TABLE #2 (CONT'D)

 WINCO PETROLEUM CORPORATION
 SUMMARY
 AS OF SEPTEMBER 30, 1999
 PROVED PRODUCING RESERVES


           DISCOUNTED PRESENT WORTH VALUE PROFILE
               DISCOUNT RATE    PRESENT WORTH
               -------------    -------------
                   0.100            627,820
                   0.110            603,684
                   0.120            581,462
                   0.130            560,943
                   0.140            541,929
                   0.150            524,273
                   0.160            507,837
                   0.170            492,489
                   0.180            478,136
                   0.190            464,683
                   0.200            452,045
                   0.210            440,156
                   0.220            428,945
                   0.230            418,361
                   0.240            408,352
                   0.250            398,873
                   0.260            389,881
                   0.270            381,338
                   0.280            373,214
                   0.290            365,479
                   0.300            358,105
                   0.310            351,068
                   0.320            344,343
                   0.330            337,913
                   0.340            331,756
                   0.350            325,856
                   0.360            320,197
                   0.370            314,764
                   0.380            309,546
                   0.390            304,526
                   0.400            299,697
                   0.410            295,045
                   0.420            290,562
                   0.430            286,240
                   0.440            282,071
                   0.450            278,045
                   0.460            274,147
                   0.470            270,388
                   0.480            266,748
                   0.490            263,221
                   0.500            259,811